UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 29, 2015

bluebird bio, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35966	13-3680878

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Second Street Cambridge, MA	02141

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (339) 499-9300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 29, 2015, bluebird bio, Inc. (the “Company”) entered into a Lease Agreement (the “Lease) with ARE-MA Region No. 38 for additional office space located at 215 First Street, Cambridge, Massachusetts to supplement the Company’s current headquarters at 150 Second Street, Cambridge, MA 02141.  In connection with the execution and delivery of the Lease, the parties will also enter into a license agreement for a non-exclusive right to use a shared conference facility.

The Company will lease approximately 15,120 square feet starting on July 13, 2015, subject to the current tenant vacating on schedule, for $483,840 per year in base rent, which is subject to a 3% annual increase plus certain operating expenses and taxes. The Lease will continue until the end of the 60th full calendar month following the date the landlord delivers the premises to the Company, but if the current tenant’s departure is delayed and the landlord is unable to deliver the premises by September 1, 2015, the Company may elect to terminate the Lease by written notice delivered within 10 business days to the landlord.

Under the terms of the Lease, the Company will also lease an additional 8,075 square feet of office space in the same premises starting on January 1, 2016, subject to the current tenant vacating on schedule, for an additional $258,400 per year in base rent, which is subject to a 3% annual increase plus certain operating expenses and taxes. If the current tenant’s departure is delayed and the landlord is unable to deliver the additional rented space by January 31, 2016, the Company may elect to terminate the portions of the Lease relating to the additional office space by written notice delivered within 10 business days to the landlord.

The foregoing description of the terms of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ending on June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2015	bluebird bio, Inc.
	By:	/s/ Jason F. Cole
Jason F. Cole